Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date:	December 13, 2004	Contact:	Craig A. Creaturo Chief Financial Officer and Treasurer (724) 352-4455 ccreaturo@ii-vi.com Homepage: www.ii-vi.com

II-VI Incorporated Announces Acquisition of Marlow Industries, Inc.

PITTSBURGH, PA – December 13, 2004 – II-VI Incorporated (NASDAQ NMS: IIVI) announced today it has executed a definitive purchase and merger agreement whereby II-VI Incorporated (II-VI) has acquired all the equity interests of Marlow Industries, Inc. for cash in a transaction valued at approximately $31 million, subject to certain post-closing adjustments.

Founded in 1973, Dallas, Texas-based Marlow Industries Inc., (Marlow) is a global leader in the design and manufacture of thermoelectric solutions for both cooling and power generation based on Compound Semiconductor materials. Marlow’s products are sold in a variety of markets, including defense, space, photonics, telecommunications, medical, consumer and industrial markets. One of the first American companies to adopt Total Quality Management and 1991 winner of the prestigious Malcolm Baldrige National Quality award, Marlow Industries had revenues for the last twelve months of approximately $26 million.

The acquisition is expected to have an immediate positive contribution to revenues and earnings. Through Marlow, II-VI will expand its offerings of manufactured products into several new markets. Marlow will become an operating unit within II-VI’s Compound Semiconductor Group (CSG) segment, reporting to Vincent D. (Chuck) Mattera, Jr., Vice President and General Manager of CSG.

“Because of synergies in technology and markets, II-VI acquires a new capability and Marlow Industries gains access to a broader set of resources and customers around the world,” said Raymond Marlow, Founder and Chairman of Marlow Industries, Inc.

“The Marlow acquisition represents a tremendous opportunity for II-VI Incorporated. Marlow’s leading portfolio of thermoelectric cooling solutions complements our strong position in optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma ray instrumentation. Our combined company will offer one of the broadest product arrays to space, defense, medical, industrial and telecommunication markets,” said Francis J Kramer, II-VI Incorporated’s President and Chief Operating Officer.

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II-VI Incorporated

December 13, 2004

“The combination of II-VI Incorporated and Marlow Industries Inc. will benefit our customers, shareholders and employees. This acquisition will allow combining our expertise in material growth and utilizing our worldwide manufacturing and distribution networks to increase the operational and financial improvements attained by Marlow over the last several years, positioning II-VI Incorporated for a strong fiscal year 2005 and beyond. We are pleased to welcome Marlow employees to our Company,” said Kramer.

Houlihan Lokey Howard & Zukin served as exclusive financial advisor and initiated, structured and negotiated the transaction on behalf of Marlow Industries Inc.

The Company also announced it has replaced its existing $45.0 million credit facility which was scheduled to expire in August 2005 with a $60.0 million credit facility which was put in place in conjunction with the Company’s acquisition of Marlow. The facility, agented by PNC Bank, has a five-year life and contains term and line of credit borrowing options. The facility is subject to certain restrictive covenants, including minimum net worth, leverage and a minimum consolidated debt service coverage ratio, which are similar to the covenants in the previous facility.

Outlook

As a result of the above acquisition, for the second fiscal quarter ending December 31, 2004, the Company currently forecasts revenues to range from $43 million to $45 million and earnings per share to range from $0.38 to $0.42. For the fiscal year ending June 30, 2005, the Company expects revenues to range from $185 million to $190 million and earnings per share to range from $1.52 to $1.59. As discussed in more detail below, actual results may differ from these forecasts due to numerous factors including changes in product demand, competition and general economic conditions.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company’s infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company’s near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company’s VLOC subsidiary. The Company’s military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics (EEO) brand name. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries.

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II-VI Incorporated

December 13, 2004

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the Company’s ability to successfully integrate Marlow’s operations into the Company’s organization and to realize synergies in material growth and utilization of our worldwide manufacturing and distribution networks (ii) the failure of any one or more of the assumptions stated above to prove to be correct; (iii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; (iv) purchasing patterns from customers and end-users; (v) timely release of new products, and acceptance of such new products by the market; (vi) the introduction of new products by competitors and other competitive responses; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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